UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report: November 19, 2020

(Date of earliest event reported)

Oragenics, Inc.

(Exact name of registrant as specified in its charter)

FL	001-32188	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4902 Eisenhower Boulevard, Suite 125 Tampa, FL	33634
(Address of principal executive offices)	(Zip Code)

813-286-7900

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	OGEN	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry Into a Material Definitive Agreement.

On November 19, 2020, Oragenics, Inc. (“Oragenics” or the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with A.G.P./Alliance Global Partners (the “Underwriter”), relating to an underwritten public offering of 14,189,189 shares of our common stock, par value $0.001 per share (the “Common Stock”), at a price to the public of $0.37 per share (the “Public Offering”). We also granted the Underwriter a 45-day option to purchase up to an additional 2,128,378 shares of common stock (the “Option Shares”). The Underwriters exercised their over-allotment option, electing to purchase 2,128,378 shares of Common Stock. The Common Stock and the Option Shares are collectively referred to as the “Securities”.

The Public Offering closed on November 24, 2020. The gross proceeds from the Public Offering, including the Underwriters’ exercise of the over-allotment in full, were approximately $6.0 million, before deducting underwriting discounts and commissions and estimated offering expenses. Our Chairman, Dr. Frederick Telling participated in the Public Offering and such participation was approved by the Company’s Audit Committee. All shares of Common Stock issued in connection with the Public Offering will be listed on the NYSE American and will be freely tradable on such exchange.

A.G.P./Alliance Global Partners acted as sole book-running manager for the offering, which was a firm commitment underwritten Public Offering pursuant to a shelf registration statement on Form S-3 (File No. 333-235763) as initially filed with the Securities and Exchange Commission (the “Commission”) on December 31, 2019 and declared effective by the Commission on January 13, 2020 and a related prospectus, including the related prospectus supplement, filed with the Commission (collectively the “Registration Statement”).

The net proceeds to the Company from the Public Offering, after deducting Underwriter fees and expenses and the Company’s estimated Public Offering expenses are expected to be approximately $5.4 million. The Company intends to use the net proceeds of the offering primarily to continue funding our pre-clinical development of our SARS-CoV-2 vaccine, Terra CoV-2 and our lantibiotics program and for general corporate purposes, including research and development activities, capital expenditures and working capital.

The Underwriting Agreement contains customary representations and warranties that the parties made to, and solely for the benefit of, the underwriter in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Commission.

The foregoing summary of the terms of the Underwriting Agreement is subject to, and qualified in its entirety by reference to, the Underwriting Agreement which is filed as Exhibit 1.1 to this Current Report on Form 8-K (this “Report”) and is incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 8.01. Other Information.

On November 24, 2020, the Company issued a press release announcing the closing of the Public Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. A copy of the opinion of Shumaker, Loop & Kendrick, LLP, relating to the legality of the issuance and sale of the Securities is attached as Exhibit 5.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement dated November 19, 2020.

5.1	Opinion of Shumaker, Loop & Kendrick, LLP

23.1	Consent of Shumaker, Loop & Kendrick, LLP (included in Exhibit 5.1).

99.1	Press Release dated November 24, 2020.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 24th day of November, 2020.

ORAGENICS, INC. (Registrant)

BY:	/s/ Michael Sullivan
Michael Sullivan
Chief Financial Officer